EXHIBIT 99.2

INSITUFORM TECHNOLOGIES, INC. October 31, 2006 Conference Call
Operator:

Good day and welcome everyone to today’s Insituform Third Quarter 2006 Earnings Conference Call. This call is being recorded. Any financial or statistical information presented during this conference including any GAAP measures, the most directly compatible GAAP measures and reconciliation to GAAP results will be available on our website, insituform.com.

During this conference call, we’ll make forward-looking statements, which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.

We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements. Now, I’d like to turn the conference over to Insituform’s President and CEO, Tom Rooney. Mr. Rooney, please go ahead.

Tom Rooney:

Good morning and welcome to Insituform’s third quarter 2006 conference call. Yesterday, we reported earnings of $0.21 per share for the third quarter of 2006, equaling what we earned by the company in the same period last year and slightly off of what analysts had predicted for the company this quarter. Whereas this may have disappointed some, I am very pleased with the results, as we managed the entire quarter without experiencing any significant surprises and we accomplished a great deal in reigniting earnings and revenue growth prospects for the future.

On the negative side, we continue to manage through the anticipated losses in tunneling along with slow revenue growth stemming from insufficient backlog in our core rehab segment. Strong sales activity in the third quarter has positively affected both of these issues and bodes well for future quarters.

Let’s turn first to tunneling. As of today, all of the large problem projects are behind us. Operating expenses are down significantly and the backlog of profitable projects is up nicely for the quarter. The only major issue remaining in tunneling is the excessive amount of the equipment inventory, which is pulling down profitability. In that the large portion of the equipment expenses are in the form of non-cash depreciation, the tunneling division is expected to begin delivering positive EBITDA going forward.

Switching now to the UPS division. UPS recorded another stellar quarter, following two very strong quarters earlier this year. UPS continues to enjoy market growth along with gross margin expansion, which has led to very positive results for the quarter. Operating expenses were up for the quarter as the company continued to invest in positioning the division for even stronger global growth. Growth in the UPS division is fueled primarily by strength in the mining and crude oil industries, both of which have been very strong for some time now.

Looking now at the company’s core sewer rehabilitation segment. Insituform’s North American sewer rehab segment has suffered the lingering effect of a two-quarter downturn experienced between the fourth quarter of 2005 and the first quarter of 2006. As has been discussed previously, bidding opportunities for the sewer rehab market contracted in the fourth quarter of last year and then was followed by a period of irrational competitive pricing in the first quarter of 2006. The net effect of these two quarters was a sales slowdown for the company, which was then followed by several quarters of backlog contraction and ultimately lower revenues in the ensuing quarters.

The company appears to have finally moved through the worst of this period having suffered lower than expected revenues in the third quarter, while simultaneously rebounding on the sales front. Looking ahead, bidding opportunities appear to be strong for the next few quarters. The combination is expected to produce revenue growth along with backlog growth through the end of the year and beyond.

The core rehab backlog increased by 7.7% in the third quarter with a significant amount of potential backlog remaining in the apparent low-bid category or ALB. Conversion of this ALB into actual backlog should cause backlog to rise over the next several quarters. This ongoing increase in backlog can be attributed to a combination of stronger overall market activity along with a rebound in Insituform’s market share, tracking back above 60% in North America. I am certainly pleased and pleasantly surprised that we have not had to deal with hurricane activity this year. Resin costs remain high even without hurricane activity but we do expect to see stable and possibly declining resin costs for the next few quarters.

Rehab gross profit margins remained steady during the quarter despite strong competitive forces in the market. I attribute Insituform’s ability to maintain gross margin stability to gains made from the company’s initiatives over the past 3 years. In particular, the company is benefiting greatly from improvements made in safety, quality, manufacturing efficiency, controlling healthcare expenses, outsourcing of non-core activities and significant crew productivity gains. Crew productivity gains just over the past 18 months have enabled us to hold gross margin steady while reducing capital expenditures significantly. Capital expenditures have been trending down and are expected to stay at a lower level now that the company has finished retrofitting a majority of its crews for steam. We anticipate further operational upside coming from future crew productivity gains along with our newest initiatives in streamlining logistics, aggressive purchasing programs, and improved project management programs.

Recently the company embarked on a wide-ranging effort to stimulate market growth in the sewer rehabilitation market. This growth initiative includes our marketing effort aimed at raising public awareness through a media campaign, grass roots outreach to citizens, public policy formulation, and even project financing. In addition to this marketing campaign, we’ve increased the size of the North American sales force by roughly 25% over the past two quarters. All of this is targeted at stimulating market growth to enable Insituform to grow at rates in excess of 12% annually.

Now looking at operating expenses. It’s important at this point to mention that Insituform’s operating expenses and SG&A have risen noticeably over the past year. Several important factors contributed to the rise in expenses over the past year including significant legal expenses, new GAAP accounting standards for equity compensation, an increase in overall levels of incentive compensation, expenses related to international growth initiatives, and expenses related to launch Insituform Blue™. Of particular note is a significant increase in the company’s legal expenses year-over-year. An important step in repositioning the company for the future is the resolution of a number of lingering legal issues, which are predicted to be of material financial benefit to the company. Currently, the company is managing legal proceedings on a number of tunneling claims, a large insurance claim against our excess insurance carrier, multinational litigation against Per Aarsleff, our former Danish licensee, as well as intellectual property litigation with a number of third parties. In all, the company seeks to recover well in excess of $60 million from these and several other smaller matters. As many of these issues are legacy in nature, we expect to resolve most of these matters over the next 3 years, allowing the company to lower its annual legal expenses by roughly $3 million per year.

Looking at international growth. On the international front, I am pleased to report that the company has made significant progress in setting up new businesses and, in some cases, acquiring and performing work in Eastern Europe, Asia, and Australia this year. These markets are so strong that we anticipate turning an operating profit within the second year of operation in most of these markets. The most exciting development for Insituform this year has been the formation of Insituform Blue™, which enables the company to focus on the rapidly evolving global drinking water market. On the one hand, I have to caution you that the water market will take time for Insituform to develop in order to have a real impact on the company’s overall growth and profitability. Yet on the other hand, we have already enjoyed early success in acquiring profitable work for Insituform Blue™. That said, due to ongoing investments in marketing and product development along with general overhead expenses, Insituform Blue™ is expected to generate net losses for several years before becoming a material earnings generator in the future.

So in conclusion, as I stated in my opening comments, I am very pleased with this quarter’s results, as we made progress in trimming the losses from tunneling, regained the momentum in our core sewer rehab segment and we’re making great strides in some exciting new growth areas for the company. So, with that, we’ll open up the call to your questions.

Operator:

Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one. Again, that is star, one to ask a question. If you are using a speakerphone, please remember to turn off your mute button before signaling for a question. Once again, that is star, one. And we’ll pause for just a moment. With CJS Securities, we have Arnold Ursaner.

Tom Rooney:	Good morning, Arnie.
Arnold Ursaner:	Hi, Tom, how are you?
Tom Rooney:	Good.
Arnold Ursaner:

I want to focus a little bit on the rehab backlog first. You mentioned obviously you’re seeing better market activity, your backlog grew a little bit and I know you’ve had some -- even more importantly you indicate there is a significant number of apparent low-bid projects not in the backlog . . .

Tom Rooney:	Right.
Arnold Ursaner:

Can you give us a quantification or some sense of the magnitude of how much that might be and, more importantly, given the lag between bidding and actual work when that work might actually contribute to revenues?

Tom Rooney:

The amount that we have in apparent low-bid is $59 million and that’s not a GAAP number. I have to qualify that for you, that’s not a GAAP number and the only GAAP number is what we report as backlog. But the reason we talk about apparent low is, and we really only have in the last year, is because we’ve seen it grow rather significantly, which really has two messages; one is, it’s the predecessor to GAAP accountable backlog and the second is it’s grown quite a bit, which is an expression of the fact that clients are putting out bids, we’re winning those bids but they are slower to convert them into work and we think that’s sort of a reflection on the fact that clients are becoming jammed up with a lot of work they are trying to put through their shops. In any case those were the two messages. So $59 million that’s on a very high number, last year at the same time it was $34 million. So, in terms of the amount that would be sitting in that category at any one time, that’s a very high number.

Arnold Ursaner:

Okay. On the tunneling backlog, you had a pretty sizable dollar jump there as well. I just wanted to check is that a single contract win or I am trying to get a feel because you’ve been eroding that backlog of choice?

Tom Rooney:

Right. Well, we were Arnie, what we were doing was there was a period about 2 years ago when we put the almost absolute brakes on acquiring any new work because at that time, I wasn’t, we weren’t terribly confident in terms of our internal tunneling operation. We stopped that full halt about a year ago -- maybe 9 months ago and began to work on projects where we believed we are in our strike zone in terms of operational competency, were not unduly risky and where it met our equipment - it matched our equipment and where we thought we really could make money. So as an example, getting to your other questions, it’s not one project, it’s a handful of projects, smaller projects on the $5- to $15-, $20 million range. One at Stanford University, several at - one in Missouri, and, actually in the St. Louis area, and one additional piece of work at Charleston, where we’ve been working for years. So we’re very, very excited about the opportunity to make significant profits on those projects. Not only is the backlog up in the tunneling division, but because the backlog that we had a year ago included projects that - legacy projects that had essentially no profits in them, we have a significant uptick in backlog, but the gross margin sitting in those projects and backlog is far higher than we’ve seen it in years.

Operator:	Our next question comes from Alan Fournier with Pennant Capital.
Alan Fournier:	Good morning.
Tom Rooney:	Good morning.
Alan Fournier:	On page 4 of the release, you discuss a sales of tunneling property and equipment which results in the gain of $1.4 million in the quarter, where does that show up in the income statement?
Tom Rooney:	In other.
Alan Fournier:	Okay. And is this something that you would expect to recur or was this sort of a one-time benefit?
Tom Rooney:

What we’re doing is eliminating the assets in the tunneling division and we’ve talked in the past about selling off equipment and in fact selling off enough equipment that we’ve actually been able to sell off some of the yards that we hold them on, so it’s all a focus on eliminating the excess equipment in the tunneling division. But will it be recurring? What I can tell you is this, it will recur to the extent that we continue to sell equipment at gains, but we won’t know that until we’ve sold the equipment. So I - I’d be hesitant to say whether that will recur. I assume it - I would go ahead and assume that it doesn’t recur.

Alan Fournier:	Okay. And in terms of the backlog, I guess I am confused about what apparent low bid means, this is just sort of a look through to future backlog in essence?
Tom Rooney:

Yeah, if you look at it chronologically, we don’t even report these numbers, but we talked about them - in the sort of lifecycle of a project, we will see a bid upcoming and so that’s our bid calendar. We will then bid work. Yesterday we may well have bid a project and almost all of our projects are publicly open, which is to say we turn the bid in and the client stands there in a public venue, opens the envelopes and reads and says firm A was $23, firm B was $24, and firm C was $30, and firm A therefore would be the apparent low bidder. They would have been publicly opened and seemed to have had the lowest bid. So - and by the way in terms of that same chronology then a couple of weeks later, the City Council or the municipality will vote to approve those numbers and they are almost always approved, but technically they could not - they might not be approved. And so until that City Council or that municipality votes to approve the bids, which is usually a formality, GAAP accounting doesn’t necessarily allow us to call it backlog, and in fact, we even go one step further and if that project that we bid was for 2 years worth of work, we would actually cut that number in half and put it into our backlog, because we would only actually count the first year of the 2 years, because we’ve learned over time that on occasion some of the work becomes discontinued. A classic example would be our work in New Orleans that got a hurricane ripped through it. So apparent low-bid literally means that somewhere we bid work and it was publicly in a public venue, it was patently obvious that we were the low bidder and - but until a City Council ratifies those bids so many weeks later it doesn’t move into the GAAP accounted backlog category.

Alan Fournier:	Got you. And then last question, in terms of the gross margin and then rehab backlog, can you give us some sense for how the future backlog gross margin would compare to the last few quarters?
Tom Rooney:	We don’t disclose that just because of the competitive nature.
Alan Fournier:	Can you tell us if you think it’s higher or lower?
Tom Rooney:	It depends on crew productivity that we have going forward, but we feel - how about this -- we feel very good about the backlog that we have.
Alan Fournier:	Okay. Thank you very much.
Tom Rooney:	Thank you.
Operator:	And moving on to John Quealy with Canaccord Adams.
John Quealy:	Hi, good morning Tom.
Tom Rooney:	Hey, John, good morning.
John Quealy:

Three questions here. First, you had in the release some language about the changing market behavior and the lag time between an award and when you guys get onsite, can you comment on, give us a little bit more detail behind that? What do you mean about changing market behavior on municipalities?

Tom Rooney:

Just what I had said earlier that they seem to - I guess, I don’t want to say choke on their own work, but given the volume of work that municipalities are pushing out through their system, each step of the process just seems to be taking longer. It’s not at risk, but the almost doubling of apparent low-bid just over the past year in a market that’s really only grown about 12% would suggest that the municipalities are just a little bit slower in terms of getting the work into our hands. But, I don’t think it’s a troubling issue, I just think it points to the fact that municipalities have a lot of work in their hand.

John Quealy:	Okay. And the second question I had, your comments about adding something in the neighborhood of 25% more sales people…
Tom Rooney:	Right.
John Quealy:

The last couple of quarters, the Insituform Blue™ initiative taking off in the next couple of years. Can you give us an idea of what the amount of money you need to spend on those initiatives are per year as you move forward, as you obviously you are trying to grow this market 12% plus a year?

Tom Rooney:

Right. Well, first on the additional sales force, we’ve added a - I think it’s a dozen sales people in the last four, four and a half months. And that is because we’ve moved now from a point where we were in the last 3 years fighting to regain market share, fighting to regain momentum and what not and, if you will, in a turnaround situation. We now believe very strongly that we can move the market, and by that I mean, we have anecdotal evidence that would suggest that when our sales individuals and our marketing efforts, contact a market, we can actually stimulate growth to take place where it otherwise isn’t or stimulate work to take place. The reason for that is there is almost unlimited amount of work that needs to be done, and when we impart market knowledge in an area, work seems to happen that didn’t exist, so it’s not a zero-sum game, us versus our competitors, and so whereas we have been working to fight back against competitors in the last 3 years, we are going to continue to do that, we are going to continue to be very, very tough competitors, but we’ve now decided to add a very powerful element, which is to stimulate growth in the market. So, I am writing a lot more Op Eds. We are starting to work on policy changes. We will be dealing with senators and congressmen in Washington to try to bring the issue much more to the surface, because the next battle we want to fight is not against our competitors but against apathy and lack of knowledge in the industry and we think that there are huge horizons for us there. And you asked how much it would cost. We think by the way that those 12 sales people within 6 to 12 months are actually returning on the investment, but if you want to think about it you could think about each of those individuals, total compensation being in the $100,000 to $150,000 range. And obviously from the day when somebody starts to the day when they are producing returns is something like 6 to 12 months. So there is an early drag effect associated with that. Insituform Blue™, we have actually, as I mentioned, picked up work, millions of dollars worth of work. We have been able to execute each and every project successfully and profitably on at least 3 different continents and we expect that to continue, but marketing expenses, overhead expenses, product development expenses could be on the order of $2 to $4 million a year, probably more like $2 to $3 million a year to push Insituform Blue™. International, we’ve set up offices, we have been successful in getting work in Poland, and we have actually incorporated in Poland, bid on work in Poland, acquired the work, installed the work. Poland is turning out to be potentially the second largest market in the European theater and we have great hopes there. We will not turn a profit in Poland this year. We may well turn a profit there next year. We have high hopes in Australia and we have actually been awarded work in Asia now. I would tell you the drag effect of growing internationally could be another couple of million of dollars a year for the next several years.

John Quealy:

So as we look on the operating line if you would - you’ve got some increasing crew productivity and some selective pricing power and yet you have some drags at least near-term on the sales SG&A side, so if you look at margin expansion in the next couple of quarters, what's a relative range that we could use for potential there? Seems like it’s more flattish?

Tom Rooney:

Well, what I can tell you is this, we did not expect the slowdown in the fourth quarter and the first quarter, and for two quarters now and two consecutive calls I have talked about that, so its not a new phenomenon. But we did not expect that. We expected to see far more revenue coming through the rehab segment this year. Our business there is very reactive to scale, and so the margins that we’ve been able to exact in the rehab market in the last two or three quarters are considerably lower than what we had expected simply because we didn’t have the revenue throughput, that’s the bad news. The good news is the last quarter, quarter and half, we’ve been absolutely building up backlog and revenue and we expect to gain from that. So, on a go-forward basis, assuming that we don’t, and its a big assumption, but assuming that we don’t see another mysterious quiet spot in the market, you’re going to see definite expansion of our margins. We said before, we’re driving towards 10% operating margins in the rehab segment-- that doesn’t concern me at all. I do think that there is a certain element of clumpiness in the markets that we deal with and are apt to be over the next 3 to 4 years, some quarters, where it is somewhat unexplainable and as much as that might concern me, we won’t change our management plans based on that, we are driving towards 10% operating margins, and we think on a year-over-year basis they are achievable.

John Quealy:	And just my last one, some housekeeping. The tax rate was down in the quarter, if you could just give us a little bit on that and receivables spiked up just a bit? That’s it from me. Thanks.
Tom Rooney:

Yeah, receivables is an easy one. Receivables spike up this time of the year always, as a result of a surge in work and so on. We are clearly working on that. DSOs are higher this time of the year always, but actually we think we can even do better against that. So, there’s nothing unusual about receivables being up. The other part of the question, tax planning, we have been doing - actually we started a new tax director, roughly 2 years ago, and had made significant progress in our ability to manage tax. Obviously, because we work in so many different countries around the world, we’re exposed to different tax rates around the world. We actually have an initiative underway using outside consulting, where we’ll be spending not quite a million dollars on restructuring the company from a tax standpoint. So actually we are spending money on that right now, but we fully expect to see our effective tax rate drop down into the - not quite the low 30s. So, what you are seeing now is the effect of some of those changes being put in place, but the real effect will take place next year.

John Quealy:	Thanks, Tom.
Tom Rooney:	My pleasure.
Operator:	Moving on to David Cohen with Midwood Capital.
David Cohen:	Hi, Tom.
Tom Rooney:	Hi, David.
David Cohen:

You had made comments, when pressed repeatedly on the second quarter call, about the sort of rest of the year or that sort of the performance of the year, the year is going to be back-end loaded and sort of back half of the back half. So that was sort of something that where the inference was drawn by some analysts that they are going to make more money in the fourth quarter, which is a phenomenon that’s been rare at best for this company. What is your outlook on the seasonality currently now that we’re in the fourth quarter?

Tom Rooney:

Right. Well, we entered the fourth quarter with a strong - very strong backlog and backlog continues to rise even after the end of the quarter. We had our first snowstorm out in Colorado, that’s never helpful, but then again we haven’t been impacted by hurricanes. We feel very good about the fourth quarter to answer your question.

David Cohen:	Yeah, but I mean isn’t it a - isn’t utilization just harder to come by or harder to keep it at high levels in the fourth quarter?
Tom Rooney:

It is, but it’s far more important to measure how much backlog we have coming into the quarter and we have strong backlog right now. But you are right there is a seasonal effect and that is to say the fourth quarter and the first quarter are always the company’s weakest.

David Cohen:

Okay, and as you - I know last year - last call you discussed, the re-initiation of incentive compensation payments to your managers who hadn’t gotten, you know participated in such a program for a while, perfectly understandable you know you want to retain talent. How do we - how should investors think about the targets that are required here in order to attain these levels of incentive comp, because quite honestly we are not seeing some -- as far as I can tell -- some significant improvement overall for the business, maybe pockets of the business, but you know where one thing is good, one thing is weak, and if we get rid of something like the sales of equipment, we actually - the company made less money on an EPS basis this year than last year. So, what are the targets if you - I know you can’t tell me like with great specificity, but relative base, sequentially, year-over-year, what are the targets for achieving the types of incentive comp that the company has been paying?

Tom Rooney:	Right, well, couple of thoughts there. First of all, no one has been paid an incentive compensation. We have merely accrued…
David Cohen:	Fair enough. Yeah, right.
Tom Rooney:

So the incentive compensation that is targeted to be paid is predicated on total year performance as laid out in advance in concert with the compensation committee. But again to clarify, no one has - no one - well, actually we have a line manager group of superintendents and what not and they see their bonuses on a quarterly basis. But the reference to increased incentive compensation did not include that group, because that’s never really changed. It’s the group that includes me down to officers and director types. In any case, no one has received a dime from that this year and any cash pay out of that will be predicated on full year performance. That’s probably as specific as I could get on that. But by the way, as for the year year-over-year performance, if you include the notion that this quarter - first of all, this quarter and the first 9 months of this year, operating income adjusted for several interesting factors is up rather dramatically. It was last year that we took the insurance claim from the Boston project. We were able to resolve a number of tunneling claims. This year conversely we have taken $2.5 million of equity accounting using - because of FAS 123. If you reverse several of those out, you’re talking about a net income swing in the first 9 months over 9 months of something like $15 million.

David Cohen:

Yeah. But last year you had us wanting to include those things like the claim, you know, you booked the Boston claim in revenues as if it’s an operating item, so I mean, I wasn’t making the adjustment for that, but I see your point.

Tom Rooney:

Yeah. It’s a -- the company is clearly a work in progress. I mean no one is here to say that the earnings per share to date is a steady state earnings rate. We continue to invest very heavily, hopefully you heard what I’d said. In terms of our legal budget this year is 3 million higher than it was last year, and we’re pursuing rather aggressively some clean up issues on older matters. The litigation that we have with Per Aarsleff, as an example, relates to 15 years of conduct, and we are talking about recoveries in the tens of millions of dollars range. This company and this management team was not in a position a year or two ago to spend $3 million even though we were dead certain that we could win in a number of these cases. We just didn’t have the cash, we didn’t have the income ability, and we didn’t have the management time to focus on it. We have all of those today, and so spending an additional $3 million to both develop new intellectual property, to our legal department, defend existing intellectual property and make right some things that have taken place over the last 5 or 6 years, actually affords the company some very significant upsides financially. But if what I was trying to do is to impress you with earnings right now, I probably would not have spent the 3 million in legal fees this year and the map might look a little bit differently, but if you saw what I saw and what I try to telegraph here, or try to discuss here you might actually applaud the effort to go recover $60 plus million and those are deep legacy issues and I think that a normalized legal spending budget for this company 2, 3, 4 years from now wouldn’t include that 3 million, but we are and we expect one day to have some very significant news for you and other investors as to significant recoveries.

David Cohen:

One last question, the last-- you were pressed again last quarter about the prospects for giving guidance and you mentioned it was a philosophical dialogue about that, you and the Board, did you resolve that? Where did you come out?

Tom Rooney:	No.
David Cohen:	Okay. Alright. Thanks.
Tom Rooney:	Thank you.
Operator:	From Janney Montgomery, you have Debra Coy.
Tom Rooney:	Hi, Debra.
Debra Coy:	Good morning, Tom.
Tom Rooney:	Good morning.
Debra Coy:

Couple of follow-ups on the segments first. I am a little confused on the tunneling side in terms of the size of the loss. You say it’s mostly depreciation, but yet revenues were up a bit sequentially, the loss was larger. I don’t understand why the underutilized equipment is going up quarter-to-quarter, are you accelerating depreciation or why is this number so big?

Tom Rooney:	It’s because - it’s predicated almost exclusively on the amount of backlog that we have. So we…
Debra Coy:	So it’s related to backlog instead of revenue?
Tom Rooney:

Well, it has to do with the amount of backlog in terms of what we are able to put through and the kind of equipment that we can use. In other words, if we are using fully depreciated equipment on the projects that we are working, it doesn’t help us on the depreciation of the whole fleet.

Debra Coy:	So basically you have more expensive equipment that’s going into being idled?
Tom Rooney:

Yeah, as an example, as much as the Chicago project hurt us in the past, it utilized the most expensive piece of equipment. So when the Chicago, when the losses on the Chicago project ended, the 18-foot diameter tunneling machine that was bought specifically for that project is now completely un-utilized. And we can’t accelerate the utilization for it from a GAAP accounting standpoint, we just have to sit and it goes under-utilized.

Debra Coy:

So on the theory that the stuff that you’ve just booked doesn’t include these expensive pieces of equipment, is this about the sort of gap loss range that we should expect on a go-forward quarterly basis until you sell some stuff?

Tom Rooney:

Well, for sure we’re going to sell some stuff and secondly a lot of the backlog work that we have will start to kick in, in much higher revenue numbers and with the revenue numbers of course will come income and with the revenue numbers will also come utilization of the equipment. In addition to starting some of the projects and seeing some of the revenue start to pick up on some of those projects, there comes a phase where we can actually utilize the tunnel boring machine and then we can use the equipment. So, no, a much simpler answer is no, we expect to see the tunneling equipment under-utilization move down rather significantly next year.

Debra Coy:

Okay. Because this has been a segment that we’ve been looking for, trying to get to at least break-even for several quarters and it seems to go from bad to worse rather than getting better, but you see it getting better over the next couple of quarters.

Tom Rooney:	I see it getting better next year for sure.
Debra Coy:

Okay, fair enough. And on the UPS business, I was surprised to see the fall off in revenues in the quarter and obviously we were lulled into some complacency perhaps with the regular increases and you said in your earlier remarks that you continue to have a very strong outlook for this business, is this just a kind of a one-time blip in revenues relative to finishing up some projects?

Tom Rooney:	Yeah, we finished up the work in South America and obviously you can see that the backlog in that division is down.
Debra Coy:	Is down.
Tom Rooney:

But what you can’t see is this week we just signed a contract with a major oil company for $9 million worth of work in that division, so it will move back up. So you know the Q4 could well be flat, but we don’t see problems in the division at all. In fact, it’s - the numbers you see are predominantly the finishing of a lot of South American mining work.

Debra Coy:	So you are not doing new bookings down there?
Tom Rooney:	We are - but we had rather significant projects that we undertook down there - were undertaken down there.
Debra Coy:

Okay. And a lot of discussion has already come around the rehab business. I guess my last question is the big picture one following up on the previous questions. It’s just frustrating to listen to you say you feel like you met your own projections and that it’s a good quarter and meanwhile the stock is down 13% today on the perception that you rather dramatically missed the quarter. So, I am just wondering what we can do to try and get a better sense of trends in the business going forward? I understand your reluctance to give quarterly guidance, but can you tell us did you - have you met your - other than you did say earlier in the year that revenue projections came in, revenues certainly came in well below expectations in rehab, but you are essentially telling us this quarter that you met your expectations internally for the quarter, is that a correct assessment?

Tom Rooney:

No, we did not meet our internal projections for the quarter, but we are essentially on plan for the year. Therefore, we had been ahead of our own internal plans for the year prior to coming into the quarter. When-- we did not expect - when we put our business plan together in December of last year, we had no real-time knowledge of the dead market that we were in. So, what came home to roost in the third quarter was the lack of revenue and even though you see our revenue numbers up some 9% or so in the quarter in rehab, we had much higher expectations predicated on having strong backlog through the year. So, no, the third quarter is by far the weakest quarter for us and that exactly translates into trying to get past the low backlog period, which, from a very good standpoint, we feel very good about the backlog pickup in the business.

Debra Coy:

And as you said earlier, you are coming into fourth quarter with the expectation that higher backlog growth should drive higher revenues in the fourth quarter, but are you willing to give any sort of sense of what kind of top-line growth we might expect in rehab for fourth quarter or even some sort of a range?

Tom Rooney:	Not at this stage.
Debra Coy:	Okay. Alright. Thanks, Tom.
Tom Rooney:	Thank you.
Operator:	With Stifel Nicolaus we have Jeff Beach.
Tom Rooney:	Hi, Jeff.
Jeff Beach:	Yes, good morning, Tom.
Tom Rooney:	Good morning.
Jeff Beach:

I have a couple of questions in each of the segments. In tunneling when - I kind of worked through the information you had, you slipped back from an operating profit in tunneling in the last quarter to an operating loss, by my numbers, is that correct, and why and then over on the equipment, sale of some of this equipment - I must have misread you, I thought that you had expected to sell a majority of this large underground tunneling equipment in a series of auctions in the - and be mostly out of that by the end of 2006?

Tom Rooney:

Well, in terms of the auctions, we are selling the equipment as aggressively as we can, but there is a point at which we won’t sell it at significant losses and there is a balance point between taking depreciation losses and taking - and selling the equipment in an ill-liquid market, so we seek to get rid of it in ’06. We’ve got 4 auctions planned or I guess 3 more auctions planned before the year is over and some into the first quarter, but we have to be very selective because if there are no buyers that show up to a particular auction for a very expensive piece of equipment, we won’t sell it for five cents on the dollar and take a $5 million write down on that. I wouldn’t think that you would think that was advisable. So depending on how fluid the markets are we may or may not be able to sell the equipment and so that’s what we’re dealing with there. As to the operating loss in the division, it’s all turning on equipment, but the backlog in the gross margin in the backlog in the tunneling division now is as high as its been in a couple of years.

Jeff Beach:

Okay. Regarding the slip back to an operating loss, can you just expand a little bit on underlying what's happening there, typically the third quarter is good weather, did you hit any kind of bedrock or any kind of problems there with your ongoing projects?

Tom Rooney:

No, it’s just a matter of having - well we actually - if there was any disappointment, it was that two of the projects that we have, we won several months ago, are slower to get started in the field than even what the clients had told us, slower as in a month or two, not as in a year or any catastrophic issue, you know, if you want to call that a disappointment. So translating the tunneling backlog into tunneling revenue happened a little more slowly because the clients releasing us to go, not from hitting bedrock or anything like that. So we do expect to see tunneling’s revenue begin to pick up month after month here going forward. But what we are really literally doing is experiencing the final stages of the pain that we intentionally undertook when we prevented the tunneling division from seeking new work.

Jeff Beach:

Okay. Over in sewer rehab, I think you mentioned that so far in this fourth quarter in October, the orders are running at a good pace and you are looking for this to - at least the trend so far to lead to a higher backlog. Can you expand a little bit on that and then comment briefly on the opportunity you have within project financing?

Tom Rooney:

Okay. We definitely see ongoing high levels of bidding opportunity right now and our success in acquiring that work is very good right now. We are enjoying strong success in acquiring the new work and there is significant work to be bidding. We see that being the case for as far out as we can actually predict, which should be 3 or 4 months. The only thing that would or could prevent us or slow us down, if you will, would be clients that just delay projects or City Councils that delay the final formal award, which would just mean that the apparent low bid stuff would grow in lieu of backlog but that said, the apparent low-bid numbers right now are very high numbers so the net of it is no doubt we expect to see backlog grow in the fourth quarter and maybe significantly.

Jeff Beach:	All right and the project financing?
Tom Rooney:

Oh, the project financing, yeah we are working on four deals right now that we think will pan out in the next quarter, quarter and a half there. There are first of the kind, kind of projects in terms of financing for the clients, a great deal of attention. The good news is a lot of the barriers fall down in terms of timeline. So if we are able to ink those deals in the next quarter or so they will actually move right into the construction phase very quickly. So this is the first wave of trying to change the market and as such it is taking a lot of time to convince people and to work with people through all the legal hurdles so very exciting stuff for us, we think it has a great future in the industry and we are taking our time to make sure that we can do them, and do them well.

Jeff Beach:

Tom, just a last question. Can you expand a little bit on how you are thinking about project financing, this means putting the money up through the entire project, does this turn into a kind of a long-term more of a debt or something you will be paid back over a number of years and is there more risk involved in this kind of business?

Tom Rooney:

Jeff, we are going to use other people’s money. We are using third party financing from Wall Street. So it doesn’t affect us. It doesn’t affect our balance sheet; it affects us tremendously from an income and revenue standpoint. But there is untold amounts of money available through investors that have no problem investing in revenue derived from municipal money.

Jeff Beach:	And the risk profile and then I’m done.
Tom Rooney:

Risk profile for financing? Would - it’s better, it’s less risky for us, and it’s less risky because we control the timeline better, there is less bureaucracy involved and in point of fact we would be able to do more systemic projects as opposed to isolated piece work for clients. By the way, the benefit for the client is that much of the transaction cost goes away as that is also a benefit for us, but we’re also able to engage a much larger percentage of a system than just piece work, and when we have to do piece work, which is to say a line or 2 or 3, we tend to stop and start and have operational risks. When we can engage a much larger portion of a system, we allay a lot of those risks by being able to work more uniformly in an area. So the sum total is it’s much better work for us from a risk profile, but risk is not a concern for us in that area.

Jeff Beach:	Alright. Thanks.
Tom Rooney:	Thank you.
Operator:	Our next question comes from Tocqueville Asset Management’s Steve Tabb.
Steve Tabb:	Hello?
Tom Rooney:	Hello.
Steve Tabb:	Yeah, I have a couple of questions. The first one is easy. On the total expense line for the quarter, you show a loss of $2 million last year, is that - what was that from?
Tom Rooney:	Can you ask that question again?
Steve Tabb:	On the 3-month statement in ’05 on the total - other income expense, we show an expense of $2 million whereas you show a profit this year of $0.5 million. What was the $2 million loss last year?
Tom Rooney:	Alright, hang on just a second.
Steve Tabb:	Or that’s a total of the 3 items?
Tom Rooney:	I think it’s disposal of assets.
Steve Tabb:

I see. Let me ask. My main question concerns your efforts in the international area. As I recall reading from your last conference call, you said it is going to take a couple of years before they turn profitable and now you say Poland may be profitable next year. I was wondering if you could give us more color where you are actually setting up offices, where - how many people are involved, how soon you expect to begin to do work, what the competitive environment is in each area, whether you are going to use your own people or contract the work, if you could give us that kind of color on maybe three of your main areas like Australia and Asia and so forth, it would be quite helpful and some sort of timetable?

Tom Rooney:

Alright. Well, they are all different and I won’t get into enormous specificity, but I will tell you using some examples, we have already deployed crews in Poland. We have staff - overhead staff employees in Poland, we are bidding work and have successfully acquired work using our equipment, our people, our technology and so on. Poland looks to be an extremely robust market where we would see enough early success to actually potentially turn a profit, a small or modest profit next year, a very modest loss this year, an overhead loss predicated on overhead expenses. Conversely, maybe at the other end of the spectrum, Korea, we’re selling our tube, and only our tube, into the market. And in the case of Korea, we’re actually profitable right off the bat, because all we’re doing is material sale. So those might be the two complete opposite ends of the spectrum. In other places, we have set up some joint ventures. As an example Hong Kong, we have a very positive joint venture, which we’ve established there, and yet there are other locations like Malaysia, we’ve set up a licensee arrangement. So the world is full of different risks, different challenges, and different opportunities, and we’re crafting different solutions in different markets. So, on one end of the spectrum, we can turn a cash profit on day one if all we’re doing is selling material into the market. On the other end of the spectrum, where we set up people for prolonged initiatives such as Poland, it might actually take a year or two to become profitable, and we are a mix of all of the above.

Steve Tabb:

Well, it’s well known that in India and China and I think in Southeast Asia the need for water, the need for sewage, the whole problem of water, whether it’s wastewater or clean water is tremendous and the market is tremendous, of course the financing is a problem. And you yourself went to Asia, as I recall a couple of years ago and saw that market. How fast are you going to be moving into that area?

Tom Rooney:

Well in regards to Asia, we are already there and I was in, I was personally in Asia and India and what have you this summer. So we see the Asian market expanding very quickly. One of the challenges is we are a company that enjoys a great deal of success because of our intellectual property, our know-how, our licenses and so on and there are certain countries in Asia, most notably China, where that can be extremely problematic in terms of protecting intellectual property and know-how and so on. So we have to think very carefully about what we are doing there. That said, we have never procured any raw materials from China before. We are now doing that and have only begun to do so in the last 3 or 4 months. So, our business engagement in China is already benefiting the company but exactly what format we will use to expand our product into that market we have to be very cautious. In India, one of the missions that I had there beyond meeting with the Minister, the Water Ministry, personally was also interviewing potential licensees, joint venture partners and business partners there. And that was very favorable. We are soon to open an office in Australia. Ironically, I was actually to have made this call from Australia today but for a change in my plans. So depending on the market we are being what I would characterize fairly aggressive. Eastern Europe, there are 6 or 7 different countries where we are beginning to expand now. Again different strategies, different countries, different opportunities but if you look at Romania and Poland, two countries you’d never have heard Insituform talking about years ago. The drivers behind the EU would suggest that those - not just suggest, they are proving out that there are great markets there.

Steve Tabb:

Your main revenue now comes from rehabilitation, from what you are describing, you seem to be offering other kinds of services and materials that you expect in these other foreign markets whereas rehabilitation, where you actually do the work, going to be the main source of income in these foreign markets.

Tom Rooney:

Well, first of all, let me expand the rehabilitation side, we have successfully conducted drinking water projects now in Asia and we expect that to continue. So when we talk about rehabilitation, we think about rehabilitation on the drinking water side and rehabilitation on the sewer side. But we will definitely not choose to put our own feet on the ground. Let me come at this differently, we are not going to deploy one model for business conduct in all countries around the world. We are matching up different risk profiles and different business profiles in different countries. There are some countries in the world where we will choose not to do business because either personal risk is significant or corruption practices are such that we can’t engage. By the way, we have not - we are definitely looking at the Middle East as an expansion opportunity. I will personally be at a water conference and meeting with potential business partners in the Middle East within 2 weeks. So - but we cannot, as a company, think in terms of uni-dimensional application of our model, whether it’s putting feet on the ground, putting equipment into a market, putting intellectual property and know-how into a market, or just selling equipment. We would like to think we are smart enough to do what fits in each market and by the way we are spending a significant amount of money and management time to begin the expansion process around the world like that.

Steve Tabb:	It sounds like that you’re really - your best avenue, you seem to believe, is in joint ventures, is that a fair characterization?
Tom Rooney:

No. I would say, licensing, there are licensees, joint venture, material sales, or direct application of our own crews, are 4 different models, and outside the United States I can’t tell you which is the preferred methodology right now.

Steve Tabb:	Thank you very much and good luck.
Tom Rooney:	Thank you.
Operator:	Michael Stansky with Tudor Investment.
Michael Stansky:	Two quick questions, Tom.
Tom Rooney:	Sure.
Michael Stansky:

There seems to be a level of frustration on the tunneling side as far as you and your investors about reinvesting in it, have you basically made the decision that it’s best to keep reinvesting in it versus making it a discontinued ops as cutting right now?

Tom Rooney:

No decision has been made other than the fact that this business, like any other business, mandates that you stay in the game, if or until such time that you decide to get out of the game. There is no middle ground, and clearly no decision whatsoever has been made on the part of the company. That said, if or until some decision might some day be made, we’re going to run it the best way we can.

Michael Stansky:

Okay. The second question is on the Blue business. You’ve outlined a decent amount of spending plans over the next year plus. How are you going to judge success in that business and what metrics will you share with us as far as projects won or backlog? And then lastly, what long-term margins do you kind of see in that business once you get established? Thanks.

Tom Rooney:

Well first of all, the global need for drinking water rehab solutions may well some day eclipse that of sewer rehab needs. To date, there have been no truly successful trenchless technologies and we specialize in trenchless technologies, not brute force digging up and replacing the pipes. In the last 6 months, we had a breakthrough in technology internal to Insituform with our iTAP™ system, which enables us to reconnect taps from the inside of a drinking water pipe, which would make this the truly internal or a truly trenchless technology in the drinking water market. That combined with the fact that the overwhelming growth opportunity internationally is in the drinking water market, it is not in the sewer market and so we think that the greatest growth opportunities that this company will see will come actually from the drinking water market certainly as we look internationally. As to the margins, we think that there are handsome margins available to any firm that can do the work in a trenchless fashion; that practically no margins for those who cannot do it; and the critical issue for us, or the issue for us is to get the critical mass, which is to say $1-, $2-, $300 million worth of drinking water market scattered around the world. We certainly believe that we will accomplish that in the next 3 to 5 years. But you know it is a great deal of work and a great deal of investment required for the company to get to that level. We have picked up a number of projects that are drinking water for Insituform Blue™ in Canada, the United States, Europe, Asia, and so we do see drinking water as a very significant growth opportunity for the company and the only thing I am loathe to do is to set up undue expectations as to how much water work we will be doing in ’07 or’08. I can tell you that we are going to begin to track - the metrics of the water market very astutely in 2007 and we’ll begin to start talking more and more about metrics as that goes forward. How will we judge it as a success? In five-year increments, it’s clearly not making money for us this year, it probably won’t make money for us next year, but I’d be surprised if it’s not a significant, if not the most significant issue that we talk about on calls 3, 4 and 5 years from now.

Michael Stansky:	Thank you.
Tom Rooney:	Thank you. I think we probably have time for one more call.
Operator:	Thank you. Our final question comes from Pequot’s Joe Batcha.
Joe Batcha:	Hey, Tom, you might have mentioned earlier but just give us a sense as to how large this apparent low-bid backlog is, as we sit here today?
Tom Rooney:	$59 million from 34, a year ago.
Joe Batcha	Okay, thank you very much.
Tom Rooney:	Thanks, Joe.
Tom Rooney:

Well, with that, we appreciate everybody’s involvement on the call today and, as I said before, and I’ll say again, I realize that $0.21 of earnings is not what many analysts had predicted. We are very, very optimistic about what we have accomplished so far and where the company is headed. We clearly have a lot challenges, but we have tremendous opportunities available to us. Three years ago, I laid down a very clear message that we were going to be investing in the future and our earnings today are up dramatically from where they were 3 years ago and that said we continue to invest very significantly. Whether you look at the investments we’re making in recovery of legal issues or whether you look at the significant investments that we continue to make in sales and growth and market or you look at the investments that we have made and continue to make internationally and specifically and most recently in the drinking water market, we continue to believe that this is a company that has not nearly achieved its ultimate potential and probably won’t for another 5 to 10 years. So rather than try to generate impressive one-quarter earnings, we are a management team and a Board that’s dedicated to significant growth out into the future and we’re investing to do so.

So again, I appreciate everybody’s involvement today. Thank you.
Operator:	That concludes today’s conference call. Thank you every one for your participation. Have a great day.
END